Exhibit 23

Form 11-K for 2018

File No. 1-8610

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-189789) of our report dated June 28, 2019, relating to the statements of net assets available for benefits as of December 31, 2018 and 2017, the statement of changes in net assets available for benefits for the year ended December 31, 2018, and the supplemental schedule of assets (held at end of year) as of December 31, 2018, of the BellSouth Savings and Security Plan, which appears in this Annual Report on Form 11-K of the BellSouth Savings and Security Plan for the year ended December 31, 2018.

/s/ BKD, LLP

San Antonio, Texas

June 28, 2019